Exhibit 99.1
COMMERCIAL METALS COMPANY REPORTS ALL-TIME RECORD ANNUAL
AND QUARTERLY EARNINGS; FAVORABLE CONDITIONS SHOULD CONTINUE
     Irving, TX — October 24, 2006 — Commercial Metals Company (NYSE: CMC) today reported record net earnings of $356 million or $2.89 per diluted share on net sales of $7.6 billion for the year ended August 31, 2006. This compares with net earnings of $286 million or $2.32 per diluted share on net sales of $6.6 billion last year, which was the previous record year. The Company’s net earnings return on beginning equity was 40%.
     Fourth quarter net earnings were a record for any quarter at $128.7 million or $1.04 per diluted share on net sales of $2.2 billion. This compares with $83.7 million or $0.69 per diluted share on net sales of $1.7 billion in the fourth quarter a year ago.
     The current year quarter included pre-tax LIFO expense of $16.2 million ($0.09 per diluted share) compared with pre-tax LIFO income of $16.7 million ($0.09 per diluted share) in the prior year quarter. Comparable numbers for the year were $78 million pre-tax expense ($0.41 per diluted share) this year and $19.3 million pre-tax expense ($0.10 per diluted share) in the previous year. LIFO inventory valuation reserves were $189.3 million at year end.
     The prior year’s fourth quarter results included pre-tax income of $11.6 million for final settlement of business interruption insurance claims for the transformer failures in previous years at the Texas and South Carolina mills. For all of fiscal 2005, the business interruption recoveries amounted to pre-tax income of $20.1 million.
     The effective tax rate for the quarter was 30.2% compared with last year’s 32.5%, and for the whole year was 33.9% compared with fiscal 2005 at 35.7%. The lower rate was due to a shift in earnings (higher profits in Poland), the new manufacturing tax deduction, and the favorable treatment offered by the repatriation of foreign earnings.
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(CMC Year End 2006 – Page 2)
General Conditions
     Stanley A. Rabin, CMC Chairman (see below), said, “Fiscal year 2006 was our third consecutive record, a superlative year by any standard, and it closed with the best quarter ever. We continued to benefit in the fourth quarter from favorable market conditions for most of our businesses and achieved excellent performance in all of our segments: Domestic Mills, Domestic Fabrication, Recycling, CMCZ (our Polish steel operation) and Marketing and Distribution. Certainly the strong global expansion has helped, but as well our people have performed at high levels. It would appear that most international steel and nonferrous prices peaked (for this part of the cycle) during our fourth quarter, but our prices stand at very strong levels. End-use demand remained strong. We believe that inventory levels for our various products generally are stable at normal levels.
     “Our outlook for the first quarter of fiscal 2007 remains very positive. As discussed in more detail later in this release, we anticipate first quarter LIFO diluted net earnings per share between $0.65 and $0.75 compared to last year’s first quarter of $0.57.”
Domestic Mills
     Rabin said, “Our Domestic Mills segment’s fourth quarter adjusted operating profit at $95.8 million was another record, 21% above last year’s previous record fourth quarter. Moreover, the LIFO expense was $3.7 million pre-tax in this year’s fourth quarter compared with $11.9 million pre-tax income last year. Net sales increased 25% to $442 million.”
     Rabin continued, “Within the segment, adjusted operating profit for our steel minimills was $77.5 million, 2% less than a year earlier, including a big swing in LIFO, on 17% higher net sales. The previous year also included the business interruption recovery. The strength of higher selling prices combined with increased finished goods shipments more than offset higher raw material costs. Compared with last year’s fourth quarter, the metal spread increased by 9% to $318 per ton. On a year-to-year basis, tonnage melted for the fourth quarter was up 23% to 616 thousand tons while tonnage rolled was 571 thousand tons, 24% above last year’s fourth quarter (production cutbacks last year). Shipments increased 3% to 625 thousand tons. Our average total selling price was up $89 per ton to $548 per ton, while the average selling price for finished goods was up by $84 per ton to $563 per ton. By product line, the price premium of merchant bar over reinforcing bar increased by $13 per ton to $83 per ton. The average scrap purchase cost escalated by $66 per ton from a year ago to $200 per ton. Total utility costs increased by $5.8 million compared with the fourth quarter last year, with the main increase related to electricity. Year-over-year costs for ferroalloys, graphite electrodes and other supplies increased, while transportation rates rose significantly. The new continuous caster at the Texas mill had an excellent start up during the fourth quarter.
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(CMC Year End 2006 – Page 3)
     “The copper tube mill (CMC Howell Metal) recorded an adjusted operating profit of $18.3 million compared with breakeven in last year’s fourth quarter on net sales that virtually doubled, although volume was reduced. Included in the results was a pre-tax LIFO expense of $6.3 million compared with a negligible number last year. Market conditions were mixed. The decline in housing starts coupled with the extraordinarily high price of copper reduced the demand for copper plumbing tube across the U.S. Our sales of plumbing tube were lower, but sales of higher value-added products increased disproportionately. We matched production and inventory levels to coincide with order intake levels. We were able to increase the average selling price to $5.10 per pound and metal spreads widened significantly to $2.56 per pound, up from $0.71 cents per pound, more than offsetting the dramatic jump in the cost of copper scrap. Against the same quarter last year, copper tube production decreased 10% to 13.7 million pounds while shipments were down 18% to 13.5 million pounds.”
CMCZ
     Rabin said, “We benefited from the improved economic situation in Central and Western Europe and especially from stepped-up construction in Poland and Germany. CMCZ, the Polish steel operation, had an outstanding quarter and recorded an adjusted operating profit of $38.0 million on a 100%-owned basis compared with a small profit the previous year on net sales 42% higher, buoyed by markedly improved prices and margins coupled with strong operating levels and shipments. And this year’s quarter included significant maintenance and modernization. For the quarter, tons melted were 338 thousand against 351 thousand last year. Shipments totaled 378 thousand tons (including billets) compared with 389 thousand last year, but finished goods shipments were 16% higher this year at 351 thousand tons. Meanwhile, the average selling price rose to PLN 1,552 per ton (including 7% billets) from PLN 1,149 per ton (including 22% billets), with gains both in bar products and wire rod. The sales gain exceeded the increase in the cost of purchased scrap utilized; accordingly, the average metal margin increased to PLN 777 per ton from an inadequate PLN 544 per ton. The first full quarter for operation of the new scrap mega-shredder was very successful, and the greenfield rebar fabrication plant also at Zawiercie started up well in July 2006.”
Domestic Fabrication
     Rabin added, “Net sales were up 19% from a year ago, mainly on account of increased volume, and compared with last year adjusted operating profit increased by 12% to $21.8 million; one large difference was a $1.1 million pre-tax LIFO expense this quarter, whereas last year’s LIFO impact was pre-tax income of $2.5 million. Additionally, the cost of steel was up considerably resulting in some margin squeeze. Compared with the prior year’s
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(CMC Year End 2006 – Page 4)
fourth quarter, total shipments from our fab plants rose 30% to 483 thousand tons including a significant increase for fabricated rebar. The composite average fab selling price (excluding stock and buyouts) increased 3% versus the prior year with realized selling prices up for all products. End–use markets remained relatively strong in all sectors, led by public and institutional building and highway construction.”
Recycling
     According to Rabin, “The Recycling segment achieved a record quarter – in a string of excellent quarters – with net sales up 119% compared with one year ago. The adjusted operating profit of $45.1 million was 195% above last year’s fourth quarter. LIFO income was $2.1 million pre-tax this quarter versus nil the prior year. Ferrous scrap prices peaked early in the fourth quarter, and then declined. Nevertheless, the price level remained relatively high; versus last year, the average ferrous scrap sales price for the quarter increased by 54% to $214 per short ton while stock shipments of ferrous scrap rose 37% to 612 thousand short tons. The average nonferrous scrap sales price for the quarter jumped nearly 77% compared with a year ago, although nonferrous scrap prices rose less than terminal market values on account of ample supply; nonferrous stock shipments were 26% higher at 98 thousand tons. Inventory turnover across the board remained extremely rapid. The total volume of scrap processed, including all our domestic processing plants, equaled 1.02 million tons against 812 thousand tons last year.”
Marketing and Distribution
     “Adjusted operating profit for the Marketing and Distribution segment of $13.9 million was 37% below last year’s record fourth quarter on 16% higher net sales,” Rabin said. “A major factor this quarter was a historically high pre-tax LIFO expense of $13.5 million compared with income of $2.2 million the year before. Market conditions varied by product and geography, but overall were favorable. Steel tonnage was up in most of our markets, especially sales into the U.S., although sales dollars were mixed in the various markets. Asian steel prices were the weakest. Gross margins for steel products increased overall, resulting in increased profitability for this large product line. Aluminum, copper and stainless steel semis were characterized by higher prices but lower volumes, which on balance resulted in higher gross margins, but higher transaction costs as well. Sales and margins for industrial materials and products though solid, were off the peaks of last year reflecting mostly weaker market conditions and volatile prices. Higher freight rates cut into margins in several of the divisions. Our value-added downstream and processing businesses continued to perform well, although not as profitably as recent quarters. Structured trade finance continued to play a constructive role in this segment.”
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(CMC Year End 2006 – Page 5)
Financial Condition
     Rabin said, “Our financial position remains excellent. At August 31, 2006, our stockholders’ equity exceeded $1.2 billion. At quarter end, our working capital was $962 million and the current ratio was 1.8. Our coverage ratios remain strong. Long-term debt as a percentage of total capitalization was 20%, and the ratio of total debt to total capitalization plus short-term debt was 26%. Both ratios include the debt of CMCZ, which has recourse only to the assets of CMCZ.”
CMC Share Repurchases
     During June and the first half of July 2006, the Company purchased 1,811,000 shares of the Company’s common stock in open market transactions at an average of $23.05 per share. These purchases completed the existing program and on July 19, 2006, the CMC Board authorized the purchase of up to 5,000,000 additional shares. Subsequently and prior to the Company’s year-end blackout period, CMC purchased another 1,658,240 shares at an average price of $22.27 per share.
Succession Planning
     In accordance with Commercial Metals Company’s established succession plan, Rabin announced on July 24, 2006 that the Board of Directors named Murray R. McClean Chief Executive Officer effective September 1, 2006. In addition, Mr. McClean was elected a Director of the Company effective immediately. Mr. McClean formerly was President and Chief Operating Officer. He continued in his capacity as President in addition to his new position as Chief Executive Officer. Mr. Rabin continued in his role as Chairman of the Board. McClean’s former position of COO was not filled.
Outlook
     Murray R. McClean, CMC President & CEO, said, “The prospects are excellent for another strong year for CMC. It should exhibit the traditional seasonal pattern of a good start, seasonal slowdown, and strong pickup in our third and fourth quarter. If CMCZ can weather the winter in good order, the year may well approach fiscal 2006 though LIFO’s impact is always difficult to quantify.
     “We see solid demand in most of our global markets and inventories of most products appear in line with sales. Although some economists point to a slowing global economy, the overall level of activity remains robust and broad-based. Worldwide manufacturing activity continues to expand. While residential construction in the U.S. has
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(CMC Year End 2006 – Page 6)
weakened, non-residential construction remains strong in the U.S., Asia and South America, and has picked up in Europe. More pointedly, construction materials generally are in strong demand. Our domestic steel mill markets remain vibrant and Central Europe has strengthened. While imports of carbon steel bar products in recent months have increased sharply into the U.S., strong demand appears to be absorbing the supply. Our mill shipments in the U.S. and Poland will remain strong during the first quarter of fiscal 2007, and realized steel prices should remain high. There is good news on the energy cost side, especially the fall in natural gas prices. Steel scrap prices will remain at high levels, although likely to be down for the quarter. Nonferrous markets continue at historically high levels. Demand for downstream products and services remains vibrant, and the current short-term margin compression should abate.”
     McClean added, “Net income from our domestic steel mills should remain very strong during the first quarter, above the first quarter of last year although down from the fourth quarter of fiscal 2006. In addition, we have scheduled shutdowns at each of our domestic steel mills during the quarter for routine maintenance or budgeted capital projects. Earnings from the copper tube business will be lower than the fourth quarter of fiscal 2006. Results at CMCZ are expected to remain excellent. Our anticipation is that fabrication profits will improve as finished goods steel prices remain relatively flat. Our Recycling segment will again post strong results, both from ferrous and nonferrous areas, although down from the fourth quarter of fiscal 2006. We expect the Marketing and Distribution segment to have another satisfactory quarter driven by relatively firm volume and margins in various steel markets, improved results in nonferrous semis, and steady performance for industrial materials.”
Conference Call
     CMC invites you to listen to a live broadcast of its fourth quarter/year-end 2006 conference call on Tuesday, October 24, 2006, at 3:00 p.m. ET. The call will be hosted by Stan Rabin, Chairman; Murray McClean, President and CEO; and Bill Larson, Vice President and CFO, and can be accessed via our website at www.cmc.com or at www.streetevents.com. In the event you are unable to listen to the live broadcast, the call will be archived and available for replay within two hours of the webcast. Financial and statistical information presented in the broadcast can be found on CMC’s website under “Investor Relations.”
     Commercial Metals Company and subsidiaries manufacture, recycle and market steel and metal products, related materials and services through a network including steel minimills, steel fabrication and processing plants, construction-related product warehouses, a copper tube mill, metal recycling facilities and marketing and distribution offices in the United States and in strategic overseas markets.
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(CMC Year End 2006 – Page 7)
     The opening caption, the General Conditions and the Outlook sections of this news release contain forward-looking statements regarding the outlook for the Company’s financial results including net earnings, product pricing and demand, production rates, energy expense, raw material prices, inventory levels and general market conditions. These forward-looking statements generally can be identified by phrases such as the company or its management “expect,” “anticipates,” “believe,” “ought,” “should,” “likely,” “appears,” “projected,” “forecast,” “presumes,” “will,” or other words or phrases of similar impact. There is inherent risk and uncertainty in any forward-looking statements. Variances will occur and some could be materially different from management’s current opinion. Developments that could impact the Company’s expectations include construction activity, difficulties or delays in the execution of construction contracts resulting in cost overruns or contract disputes, metals pricing over which the Company exerts little influence, interest rate changes, increased capacity and product availability from competing steel minimills and other steel suppliers including import quantities and pricing, court decisions, industry consolidation or changes in production capacity or utilization, global factors including political and military uncertainties, credit availability, currency fluctuations, energy and supply prices and decisions by governments impacting the level of steel imports and pace of overall economic activity, particularly China.
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(CMC Year End 2006 – Page 8)

	Three months ended		Fiscal year ended
(Short Tons in Thousands)	8/31/06	8/31/05	8/31/06	8/31/05
Domestic Steel Mill Rebar Shipments	274	260	1,102	944
Domestic Steel Mill Structural and Other Shipments	351	346	1,390	1,322
CMCZ Shipments	378	389	1,250	1,092

Total Mill Tons Shipped	1,003	995	3,742	3,358

Average FOB Mill Domestic Selling Price (Total Sales)	$548	$459	$513	$473
Average Domestic Mill Ferrous Scrap Purchase Price	$200	$134	$191	$171
Average FOB Mill CMCZ Selling Price (Total Sales)	$500	$344	$437	$418
Average CMCZ Ferrous Scrap Purchase Price	$228	$156	$197	$198

Fab Plant Rebar Shipments	333	239	1,092	890
Fab Plant Structural, Joist, and Post Shipments	150	132	553	452

Total Fabrication Tons Shipped	483	371	1,645	1,342

Average Fab Selling Price (Excluding Stock & Buyout Sales)	$886	$863	$866	$850

Domestic Scrap Metal Tons Processed and Shipped	1,020	812	3,697	3,331
BUSINESS SEGMENTS
(in thousands)

	Three months ended		Fiscal year ended
	8/31/06	8/31/05	8/31/06	8/31/05
Net Sales:
Domestic Mills	$441,833	$354,827	$1,600,255	$1,298,421
CMCZ	195,920	137,520	573,720	478,255
Domestic Fabrication	503,160	423,931	1,771,790	1,473,686
Recycling	466,570	213,078	1,360,457	896,946
Marketing and Distribution	843,282	725,489	2,953,577	2,926,325
Corporate and Eliminations	(201,325)	(114,784)	(703,875)	(480,936)

Total Net Sales	$2,249,440	$1,740,061	$7,555,924	$6,592,697

Adjusted Operating Profit (Loss):
Domestic Mills	$95,763	$78,962	$301,113	$232,812
CMCZ	37,968	1,850	52,791	(188)
Domestic Fabrication	21,787	19,532	95,999	101,919
Recycling	45,061	15,268	99,963	70,828
Marketing and Distribution	13,870	21,999	69,755	90,417
Corporate and Eliminations	(9,825)	(3,654)	(32,367)	(17,463)
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(CMC Year End 2006 – Page 9)
COMMERCIAL METALS COMPANY
Fourth Quarter and Year Operating Results (Unaudited)
(in thousands except share data)

	Three months ended
	2006	2005

Net sales	$2,249,440	$1,740,061

Costs and Expenses:
Cost of goods sold	1,906,486	1,511,864
Selling, general and administrative expenses	139,162	95,367
Interest expense	8,753	7,761

	2,054,401	1,614,992

Earnings Before Income Taxes and Minority Interests	195,039	125,069

Income Taxes	58,907	40,667

Earnings Before Minority Interests	136,132	84,402

Minority Interests	7,472	662

Net Earnings	$128,660	$83,740

Basic earnings per share	$1.08	$0.72
Diluted earnings per share	$1.04	$0.69
Cash dividends per share	$0.06	$0.03
Average basic shares outstanding	118,763,254	116,201,548
Average diluted shares outstanding	123,184,476	121,391,718

	Fiscal year ended
	2006	2005
Net sales	$7,555,924	$6,592,697

Costs and Expenses:
Cost of goods sold	6,476,832	5,693,483
Selling, general and administrative expenses	495,030	424,994
Interest expense	29,569	31,187

	7,001,431	6,149,664

Earnings Before Income Taxes and Minority Interests	554,493	443,033

Income Taxes	187,937	157,996

Earnings Before Minority Interests	366,556	285,037

Minority Interests (Benefit)	10,209	(744)

Net Earnings	$356,347	$285,781

Basic earnings per share	$3.02	$2.42
Diluted earnings per share	$2.89	$2.32
Cash dividends per share	$0.17	$0.12
Average basic shares outstanding	117,989,877	118,048,880
Average diluted shares outstanding	123,459,069	123,380,174
Note: All prior year share data adjusted for May 2006 stock split.
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(CMC Year End 2006 – Page 10)
COMMERCIAL METALS COMPANY
Consolidated Condensed Balance Sheets (Unaudited)
(in thousands)

	Fiscal year ended
	2006	2005

Assets:
Current Assets:
Cash and cash equivalents	$180,719	$119,404
Accounts receivable, net	1,134,823	829,192
Inventories	762,635	706,951
Other	66,615	45,370

Total Current Assets	2,144,792	1,700,917

Net Property, Plant and Equipment	588,686	505,584

Goodwill	35,749	30,542

Other Assets	129,641	95,879

	$2,898,868	$2,332,922

Liabilities and Stockholders’ Equity:
Current Liabilities:
Accounts payable – trade	$526,408	$408,342
Accounts payable – documentary letters of credit	141,713	140,986
Accrued expenses and other payables	379,764	293,598
Income taxes payable and deferred income taxes	14,258	40,126
Short-term trade financing arrangements	—	1,667
Notes payable – CMCZ	60,000	—
Current maturities of long-term debt	60,162	7,223

Total Current Liabilities	1,182,305	891,942

Deferred Income Taxes	34,550	45,629
Other Long-Term Liabilities	78,789	58,627
Long-Term Trade Financing Arrangement	—	—
Long-Term Debt	322,086	386,741
Minority Interests	61,034	50,422

Stockholders’ Equity	1,220,104	899,561

	$2,898,868	$2,332,922

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(CMC Year End 2006 – Page 11)
COMMERCIAL METALS COMPANY
Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Fiscal year ended
	2006	2005

Cash Flows From (Used by) Operating Activities:
Net earnings	$356,347	$285,781
Adjustments to reconcile net earnings to cash from operating activities:
Depreciation and amortization	85,378	76,610
Minority interests (benefit)	10,209	(744)
Asset impairment charges	—	300
Provision for losses on receivables	2,676	6,604
Share-based compensation	9,526	1,115
Loss on reacquisition of debt	—	—
Net gain on sale of assets	(2,518)	(877)

Changes in Operating Assets and Liabilities, Net of Effect of Acquisitions:
Accounts receivable	(297,924)	(217,398)
Inventories	(36,196)	(49,313)
Other assets	(48,498)	(6,997)
Accounts payable, accrued expenses, other payables and income taxes	171,045	83,757
Deferred income taxes	(34,459)	(8,934)
Other long-term liabilities	17,797	18,499

Net Cash Flows From Operating Activities	233,383	188,403

Cash Flows From (Used by) Investing Activities:
Purchases of property, plant and equipment	(131,235)	(110,214)
Purchase of interests in CMC Zawiercie and subsidiaries	(1,165)	—
Sales of property, plant and equipment and other	11,290	5,034
Acquisitions, net of cash acquired	(44,391)	(12,310)

Net Cash Used By Investing Activities	(165,501)	(117,490)

Cash Flows From (Used by) Financing Activities:
Increase in documentary letters of credit	727	24,288
Payments on trade financing arrangements	(1,667)	(22,322)
Short-term borrowings, net change	60,000	(586)
Proceeds from issuance of long-term debt	14,495	—
Payments on long-term debt	(28,800)	(17,222)
Stock issued under incentive and purchase plans	23,659	18,703
Tax benefits from stock plans	21,240	12,183
Treasury stock acquired	(78,662)	(77,077)
Dividends paid	(20,212)	(13,652)

Net Cash From (Used By) Financing Activities	(9,220)	(75,685)

Effect of Exchange Rate Changes on Cash	2,653	617

Increase (Decrease) in Cash and Cash Equivalents	61,315	(4,155)
Cash and Cash Equivalents at Beginning of Year	119,404	123,559

Cash and Cash Equivalents at End of Year	$180,719	$119,404

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(CMC Year End 2006 – Page 12)
COMMERCIAL METALS COMPANY
Non-GAAP Financial Measures (Unaudited)
(in thousands)
This press release uses financial statement measures not derived in accordance with generally accepted accounting principles (GAAP). Reconciliations to the most comparable GAAP measures are provided below.
EBITDA:
Earnings before interest expense, income taxes, depreciation and amortization.
EBITDA is a non-GAAP liquidity measure. It excludes Commercial Metals Company’s largest recurring non-cash charge, depreciation and amortization. As a measure of cash flow before interest expense, it is one guideline used to assess the Company’s ability to pay its current debt obligations as they mature and a tool to calculate possible future levels of leverage capacity. EBITDA to interest is a covenant test in certain of the Company’s note agreements.

	Three Months	Year
	Ended	Ended
	8/31/06	8/31/06

Net earnings	$128,660	$356,347
Interest expense	8,753	29,569
Income taxes	58,907	187,937
Depreciation and amortization	23,856	85,378

EBITDA	$220,176	$659,231

EBITDA to interest coverage
for the quarter ended August 31, 2006:	for the year ended August 31, 2006:
$220,176 / 8,753 = 25.2	$659,231 / 29,569 = 22.3
Total Capitalization:
Total capitalization is the sum of long-term debt, deferred income taxes, and stockholders’ equity. The ratio of debt to total capitalization is a measure of current debt leverage. The following reconciles total capitalization at August 31, 2006 to the nearest GAAP measure, stockholders’ equity:

Stockholders’ equity	$1,220,104
Long-term debt	322,086
Deferred income taxes	34,550

Total capitalization	$1,576,740
Other Financial Information
Long-term debt to cap ratio as of August 31, 2006:
Debt divided by capitalization
     $322,086 / 1,576,740 = 20.4%
Total debt to cap plus short-term debt ratio as of August 31, 2006:
     ($322,086 + 120,162) / (1,576,740 + 120,162) = 26.1%
Current ratio as of August 31, 2006:
Current assets divided by current liabilities
     $2,144,792 / 1,182,305 = 1.8

Contact:	Debbie Okle Director, Public Relations 214.689.4354
2007-02
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